The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co . Minimum Denomination: $1,000 Indices: S&P 500 ® Index , the Russell 2000 ® Index and EURO STOXX 50 ® Index Pricing Date: September 30, 2019 Final Review Date: September 25, 2024 Maturity Date: September 30, 2024 Review Dates: Quarterly Contingent Interest Rate: With respect to each of the first through fourth Interest Payment Dates, (i) at least 11.00%* per annum, payable at a rate of at least 2.75%* per quarter, (ii) with respect to the fifth through eighth Interest Payment Dates, 8.00%* per annum, payable at a rate of 2.00%* per quarter, (iii) with respect to the ninth through twelfth Interest Payment Dates, 7.00%* per annum, payable at a rate of 1.75%* per quarter and (iv) with respect to the thirteenth through final Interest Payment Dates, 6.00%* per annum, payable at a rate of 1.50%* per quarter Interest Barrier/ Trigger Value: With respect to each Index, an amount that represents 70.00 % of its Initial Value CUSIP: 48132FHU3 Preliminary Pricing Supplement: http :// sp.jpmorgan.com/document/cusip/48132FHU3/doctype/Product_Termsheet/document.pdf For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes , p lease see the hyperlink above. Automatic Call If the closing level of each Index on any Review Date (other than the first and final Review Dates) is greater than or equal to its Initial Value , the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes . Payment at Maturity If the notes have not been automatically called and the Final Value of each Index is greater than or equal to its Trigger Value, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date. If the notes have not been automatically called and the Final Value of any Index is less than its Trigger Value, your payment at maturity per $1,000 principal amount note will be calculated as follows : $ 1,000 + ($ 1,000 î Least Performing Index Return) If the notes have not been automatically called and the Final Value of any Index is less than its Trigger Value, you will lose more than 30.00% of your principal amount at maturity and could lose all of your principal amount at maturity. Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary pricing supplement. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. Hypothetical Payments on the Notes** J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_inv e stments@jpmorgan.com 5yrNC6m SPX/ RTY / SX5E Auto Callable Step - Down Contingent Interest Notes North America Structured Investments Least Performing Index Return Payment At Interest Payment Date #1 (assuming 11.00% per annum Contingent Interest Rate) Payment At Interest Payment Dates #2 - 4 (assuming 11.00% per annum Contingent Interest Rate) Payment At Interest Payment Dates #5 - 8 (reflecting 8.00% per annum Contingent Interest Rate) Payment At Interest Payment Dates #9 - 12 (reflecting 7.00% per annum Contingent Interest Rate) Payment At Interest Payment Dates #13 - 19 (reflecting 6.00% per annum Contingent Interest Rate) Payment At Maturity (reflecting 6.00% per annum Contingent Interest Rate) 60.00% $27.50 $1,027.50 $1,020.00 $1,017.50 $1,015.00 $1,015.00 3 0.00% $27.50 $1,027.50 $1,020.00 $1,017.50 $1,015.00 $1,015.00 5.00% $27.50 $1,027.50 $1,020.00 $1,017.50 $1,015.00 $1,015.00 0.00% $27.50 $1,027.50 $1,020.00 $1,017.50 $1,015.00 $1,015.00 - 5.00% $27.50 $27.50 $20.00 $17.50 $15.00 $1,015.00 - 20.00% $27.50 $27.50 $20.00 $17.50 $15.00 $1,015.00 - 30.00% $27.50 $27.50 $20.00 $17.50 $15.00 $1,015.00 - 30.01% N/A N/A N/A N/A N/A $699.90 - 40.00% N/A N/A N/A N/A N/A $600.00 - 60.00% N/A N/A N/A N/A N/A $400.00 - 100.00 % N/A N/A N/A N/A N/A $0.00 This table does not demonstrate how your interest payments can vary over the term of your notes. Contingent Interest *If the notes have not been automatically called and the closing level of each Index on any Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to, (i) with respect to each of the first through fourth Interest Payment Dates, at least $27.50 (equivalent to a Contingent Interest Rate of at least 11.00% per annum, payable at a rate of at least 2.75% per quarter), (ii ) with respect to the fifth through eighth Interest Payment Dates, $20.00 (equivalent to a Contingent Interest Rate of 8.00% per annum, payable at a rate of 2.00% per quarter), (iii) with respect to the ninth through twelfth Interest Payment Dates, $17.50 (equivalent to a Contingent Interest Rate of 7.00% per annum, payable at a rate of 1.75% per quarter) and (iv) with respect to the thirteenth through final Interest Payment Dates, $ 15.00 (equivalent to a Contingent Interest Rate of 6.00 % per annum, payable at a rate of 1.50% per quarter). ** The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks • Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. • The notes do not guarantee the payment of interest and may not pay interest at all. • The Contingent Interest Rate declines significantly after the first year of the term of the notes and continues to decline periodically during the remaining term of the notes. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes. • You are exposed to the risk of decline in the level of each Index. • Your payment at maturity will be determined by the Least Performing Index. • The benefit provided by the Trigger Value may terminate on the final Review Date. • The automatic call feature may force a potential early exit. • No dividend payments or voting rights. • JPMorgan Chase & Co. is currently one of the companies that makes up the S&P 500 ® Index. • The notes are subject to the risks associated with small capitalization companies with respect to the Russell 2000 ® Index . • The notes are subject to the risks associated with non - U.S. securities with respect to the EURO STOXX 50 ® Index . • The notes do not provide direct exposure to fluctuations in foreign exchange rates with respect to the EURO STOXX 50 ® Index. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. Selected Risks (continued) • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes is determined by reference to an internal funding rate. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS ) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Additional Information SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPM organ Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC we b site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the pr ospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll - free 1 - 866 - 535 - 9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to the se matters. This material is not a product of J.P. Morgan Research Departments. Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333 - 222672 and 333 - 222672 - 01 North America Structured Investments 5 yrNC6m SPX/ RTY / SX5E Auto Callable Step - Down Contingent Interest Notes The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement and underlying sup plement and “ Selected Risk Considerations” i n the applicable preliminary pricing supplement for additional information